Exhibit 5.1
[WESTERN ALLIANCE LETTERHEAD]
December 18, 2008
Board of Directors
Western Alliance Bancorporation
2700 West Sahara Avenue
Las Vegas, Nevada 89102
Ladies and Gentlemen:
     I have acted as counsel for Western Alliance Bancorporation, a Nevada corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), relating to the public offering of the securities of the Company that may be offered and sold by the selling securityholders from time to time and on a delayed or continuous basis as set forth in the prospectus dated December 18, 2008 (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is delivered in connection with the proposed resale offering (the “Offering”) of up to 140,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.0001 per share (the “Preferred Stock”), a warrant to purchase up to 1,574,213 shares of Company common stock (the “Warrant”) and any shares of Company common stock issuable from time to time upon exercise of the Warrant (together with the Preferred Stock and Warrant, the “Shares”), originally issued by the Company pursuant to a letter agreement between the Company and the United States Department of the Treasury dated November 21, 2008 (the “Letter Agreement”), which included the Securities Purchase Agreement – Standard Terms incorporated therein (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement, and as described in the Prospectus constituting a part of the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 228.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, I have examined copies of the documents listed on Schedule 1 hereto (the “Documents”).
     In my examination of the Documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including facsimile copies). As to all statements of fact made in the Documents, I have not independently established the facts so relied on and I have not made any investigation or inquiry other than my examination of the Documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors
Western Alliance Bancorporation
December 18, 2008

     This opinion letter is based as to matters of law solely on the Nevada Corporations Law, Nevada Revised Statutes, Chapter 78, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Nevada Corporation Law, as amended,” includes the statutory provisions contained therein, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that:
          (1) the Preferred Stock is validly issued, fully paid and nonassessable;
          (2) the Warrant constitutes the valid and binding obligation of the Company; and
          (3) the shares of common stock, par value $0.0001 per share, of the Company, duly issued upon exercise of the Warrant, will be validly issued, fully paid and nonassessable.
     In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, the opinion expressed above is also subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Randall S. Theisen
Randall S. Theisen
Senior Vice President and General Counsel

Schedule 1
1.	An executed copy of the Registration Statement.
2.	The Amended and Restated Articles of Incorporation of the Company with amendments thereto, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.
3.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.
4.	An executed copy of the Warrant to purchase 1,574,213 shares of common stock, dated November 21, 2008.
5.	Copy of the certificate representing the Preferred Stock.
6.	Resolutions of the Board of Directors of the Company adopted at a meeting held on October 21, 2008, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the approval and issuance of the Shares and arrangements in connection therewith.